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SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 27, 2000

HORMEL FOODS CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

1-2402 (Commission File Number)	41-0319970 (IRS Employer Identification Number)
1 Hormel Place, Austin, Minnesota (Address of principal executive offices)	55912 (Zip Code)

Registrant's telephone number, including area code:  (507) 437-5737

Pages:  This report contains three (3) pages numbered sequentially from this cover page.

Item 5. OTHER MATERIALLY IMPORTANT EVENTS

    On March 27, 2000, the Company announced the retirement of one long time officer and director and the election of two new members to its Board of Directors. Mr. Don J. Hodapp, Executive Vice President and Chief Financial Officer and Director is retiring effective April 30, 2000. Mr. Hodapp has been an officer of the Company since May 1969 and a member of the Board of Directors since April 1986.

    Mr. Michael J. McCoy, currently Vice President and Controller, was elected to the Company's Board of Directors to succeed Mr. Hodapp. Mr. McCoy was also elected to the position of Senior Vice President of Administration and Chief Financial Officer effective May 1, 2000. Mr. McCoy joined the Company's Treasurer's Office in October 1994 with a 20-year background in accounting and finance and later that year was named Assistant Treasurer. He was promoted to Treasurer in January 1996 and was elected Vice President one year later. A 1969 graduate of Loras College in Dubuque, Iowa, Mr. McCoy earned a Bachelor of Science degree in accounting.

    Also elected to the Hormel Foods Board of Directors was Mr. John G. Turner, Chairman and Chief Executive officer of ReliaStar Financial Corp., Minneapolis, Minnesota. His appointment, effective immediately, raises the number of Board members to 14.

    Mr. Turner has been ReliaStar's Chairman and Chief Executive Officer for nearly seven years, previously serving as its President and Chief Operating Officer. With ReliaStar Life Insurance Company, formerly known as Northwestern National Life, he served in several key management positions, including Senior Vice President and Chief Actuary, Executive Vice President, Senior Executive Vice President and President and Director.

    Mr. Turner has and presently serves on many professional and community boards and organizations. Currently, he is a board member of Shopko Stores and the American Council of Life Insurance as well as Chairman of the Board of the Insurance Federation of Minnesota. He is also involved as a board member of the Allina Health System and University of Minnesota's Carlson School of Management as well as a member of the Board of Trustees of Hamline University in St. Paul, Minnesota.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

HORMEL FOODS CORPORATION (Registrant)
		By	/s/ D. J. HODAPP D. J. HODAPP Executive Vice President and Chief Financial Officer

		By	/s/ J. N. SHEEHAN J. N. SHEEHAN Treasurer

Dated:	April 10, 2000

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  Item 5. OTHER MATERIALLY IMPORTANT EVENTS
SIGNATURES